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                                                                 EXHIBIT 10.09


             VERITAS 1996 CHIEF EXECUTIVE OFFICER COMPENSATION PLAN

The 1996 CEO Annual Compensation Plan shall consist of three components, as follows:

COMPONENT            AMOUNT           VESTED              PAID
Base Salary                           Weekly              Regular payroll
Qualitative Bonus                     Quarterly           Annually
EPS Bonus                             Quarterly           Annually

BASE SALARY
The Base Salary will be earned on a weekly basis. Additionally, the base salary shall be the basis for calculating life and disability benefits (and any other such benefits which are base salary driven) which shall be provided consistent with the standard company benefits policy.

QUALITATIVE BONUS
Qualitative Bonus shall be earned by performance against measurable qualitative goals, which will be proposed by the CEO at the beginning of the year for approval by the compensation committee of the board. If appropriate, the CEO will submit a revision to the goals contemporaneously with the submission of the mid-year operating plan update.

EPS BONUS
The EPS Bonus shall be earned by achieving the earnings per share specified in the approved operating plan. An earnings per share achievement below 70% of plan shall not earn any bonus, and at 70% shall earn 50% of bonus. Achievement of 100% of the earnings per share shall earn 100% of the bonus, with any intermediate achievement between 70% and 100% earning a proportional amount of the bonus. At an earnings per share of 130% of plan 150% of bonus will be earned, with any intermediate achievement between 100% and 130% earning a proportional amount. In the event that the board of directors approves a mid year update, than the annual earnings per share objective shall be the sum of the first two quarters as specified in the original plan, and the second two quarters as specified in the mid-year update.

PAYMENTS/VESTING
The compensation committee of the board of directors shall be responsible for assessing and awarding payment for the Qualitative and EPS Bonuses. In the event of termination, voluntary or involuntary, with or without cause, the bonuses above shall be vested 25% for each quarter of employment completed prior to the termination, and payable to the extent the specified goals were achieved by the company by the end of the year.



Bonus payments shall be made not later than January 31, 1997.

DISCRETION OF THE BOARD OF DIRECTORS
Notwithstanding the above, the Company's board of directors, at its sole discretion, may, for reasonable cause, modify or change this Plan or its implementation at any time.





  _________           ________            ______________          ______
for Veritas             Date               Mark Leslie             Date